Exhibit (j) under Form N-1A
                                              Exhibit 8 under Item 601/Reg S-K



 CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We  consent  to the  references  to our  firm  under  the  caption  "Financial
Highlights" in the Institutional Shares and Institutional Service Shares Prospectuses and "Independent Registered Public Accounting Firm" in the Institutional Shares and Institutional Service Shares Statement of Additional Information for Federated Total Return Government Bond Fund in Post-Effective Amendment Number 13 to the Registration Statement (Form N-1A, No. 33-60411) of Federated Total Return Government Bond Fund, and to the incorporation by reference therein of our report dated April 8, 2005 on the financial statements and financial highlights of Federated Total Return Government Bond Fund included in the Annual Report to Shareholders for the fiscal year ended February 28, 2005.





Boston, Massachusetts
April 25, 2005